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                                                                    EXHIBIT 12.2

               UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

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                                                                                  Year Ended December 31
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Millions of dollars                                          1996            1995            1994            1993            1992
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

Earnings from continuing operations before
  cumulative effect of accounting change                   $  456            $249            $110            $272            $168
Provision for income taxes                                    302             226             161             213             137

Minority interest                                              -               -               -               -                5
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   Earnings subtotal (a)                                      758             475             271             485             310
Fixed charges included in earnings:
   Interest expense                                           279             291             275             304             379
   Distributions on convertible preferred securities           10              -               -               -               -
   Interest portion of rentals (b)                             40              41              50              55              61
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      Subtotal                                                329             332             325             359             440

Earnings from continuing operations
   available before fixed charges                          $1,087            $807            $596            $844            $750
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Fixed charges:
   Fixed charges included in earnings                         329             332             325             359             440
   Capitalized interest                                        15              35              30              30              34
   Preferred stock dividends, pre-tax basis                    29              58              58              58              26
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      Total fixed charges and preferred stock dividends    $  373            $425            $413            $447            $500

Ratio of earnings from continuing operations to combined
   fixed charges and  preferred stock dividends (a)           2.9             1.9             1.4             1.9             1.5
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(a) Includes pre-tax asset write downs of:                 $   75            $105            $ 71            $ 19            $ 50

      The ratio of earnings, excluding asset write downs,
       to fixed charges would be:                             3.1             2.1             1.6             1.9             1.6

(b) Calculated as one-third of operating rental expense.

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